SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

LIONS GATE ENTERTAINMENT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LIONS GATE ENTERTAINMENT CORP.

555 Brooksbank Avenue North Vancouver, British Columbia, V7J 3S5	2700 Colorado Avenue, Suite 200 Santa Monica, California 90404

NOTICE OF ANNUAL GENERAL MEETING
OF SHAREHOLDERS
To Be Held September 13, 2005

To our Shareholders:
      The 2005 annual general meeting of shareholders of Lions Gate Entertainment Corp. (the “Annual Meeting”) will be held at the Park Hyatt Toronto, Bedford Room, 4 Avenue Road, Toronto, Ontario M5R 2E8, on Tuesday, September 13, 2005, beginning at 10:00 a.m., local time. At the meeting, shareholders will act on the following matters:

1. Electing 11 directors, each for a term of one year;

2. Re-appointing the auditor of the Company for the ensuing year and authorizing the Audit Committee to determine the remuneration to be paid to the auditor;

3. Receiving the audited consolidated financial statements of the Company for the fiscal year ended March 31, 2005, together with the auditor’s report thereon; and

4. Transacting such further and other business as may properly come before the meeting and any adjournments thereof.
      Shareholders of record at the close of business on July 15, 2005 are entitled to vote at the meeting or any postponement or adjournment.

By order of the Board of Directors,

Jon Feltheimer
Vancouver, British Columbia
July 27, 2005

i

2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF
LIONS GATE ENTERTAINMENT CORP.
PROXY STATEMENT
       This proxy statement is part of a solicitation by the board of directors and management of Lions Gate Entertainment Corp. and contains information relating to our annual general meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, September 13, 2005, beginning at 10:00 a.m., local time, at the Park Hyatt Toronto, Bedford Room, 4 Avenue Road, Toronto, Ontario, M5R 2E8, and to any postponement or adjournment. All dollar figures contained in this proxy statement are United States dollars unless otherwise indicated.
ABOUT THE MEETING
What is the purpose of the Annual Meeting?
      At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors. In addition, our management will report on our performance during fiscal 2005 and respond to questions from shareholders.
Who is entitled to vote?
      Only shareholders of record at the close of business on July 15, 2005, the “Record Date,” are entitled to receive notice of the Annual Meeting and to vote the common shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding common share entitles its holder to cast one vote on each matter to be voted upon. As of the Record Date, 101,874,953 common shares were outstanding and entitled to vote and held by approximately 334 shareholders of record.
Who can attend the meeting?
      All shareholders as of the Record Date, or their duly appointed proxies, may attend. Please note that if you hold shares in “street name,” that is, through a broker or other nominee, you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date.
What constitutes a quorum?
      The presence at the meeting, in person or by proxy, of two holders of common shares outstanding on the Record Date will constitute a quorum.
How do I vote?
      If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered shareholder and you attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy from the institution that holds their shares. Before the Annual Meeting, we will select one or more scrutinizers. These scrutinizers will determine the number of common shares represented at the meeting, the existence of a quorum and the validity of proxies, will count the votes and ballots, if required, and will determine and report the results to us.
Can I change my vote after I return my proxy card?
      Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
What are the board’s recommendations?
      The enclosed proxy is solicited on behalf of the board of directors and management. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors set forth with the description of each item in this proxy statement. In summary, the board of directors recommends a vote:

•	FOR the election of the nominated slate of directors (see page 5);

•	FOR the re-appointment of Ernst & Young LLP as our independent registered public accounting firm (see page 7).
      The board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate board nominees. If any other matter should properly come before the meeting or any nominee is not available for election, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in accordance with their best judgment.
What vote is required to approve each item?
      Approval of any item that may properly come before the meeting requires the affirmative vote of a majority of the common shares present or represented by proxy, unless otherwise required by law. Abstentions and broker non-votes will not be counted in determining the number of shares necessary for approval of any item.
Who pays for the preparation of the proxy statement?
      We will pay the cost of preparing, assembling and mailing the proxy statement, notice of meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and we may reimburse those persons for their expenses incurred in connection with these activities. We will compensate only independent third-party agents that are not affiliated with us but who solicit proxies. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay all costs and expenses associated with retaining this solicitation firm.
May I propose actions for consideration at next year’s annual meeting of shareholders?
      Yes. For your proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, we must receive your written proposal no later than March 30, 2006. You should also be aware that your proposal must comply with U.S. Securities and Exchange Commission regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials. Shareholder proposals submitted outside the proxy process (i.e., a proposal to be presented at the next annual meeting of shareholders but not submitted for inclusion in our proxy statement for that meeting) must be received by our Corporate Secretary no later than June 13, 2006 and must comply with the requirements of the Business Corporations Act (British Columbia).
      The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is July 27, 2005. You should review this information in conjunction with our Annual Report on Form 10-K for fiscal 2005 to Shareholders, which accompanies this proxy statement. Our head office is located at 555 Brooksbank Avenue, North Vancouver, British Columbia, V7J 3S5, and our telephone number there is (604) 983-5555. Our principal executive offices are located at our head office and at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404; (310) 449-9200.

SECURITY OWNERSHIP
      The following table presents certain information about beneficial ownership of our common shares as of July 15, 2005, by (1) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common shares, (2) each director and nominee for director and each officer named on the Executive Officer Compensation Table, and (3) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all common shares shown as beneficially owned by them, subject to community property laws, where applicable.

Name of Beneficial Owner(1)	Number of Shares(2)	Percent of Total

Capital Research and Management Company(3)	7,930,020	7.8%
Fidelity Management and Research Company(4)	9,223,900	9.1%
Mark Amin	1,752,260	1.7%
Norman Bacal	100	*
Steven Beeks	10,000	*
Michael Burns(5)	898,586	*
Drew Craig(12)	51,692	*
Arthur Evrensel(13)	51,742	*
Jon Feltheimer(6)	1,695,948	1.7%
Morley Koffman(7)	34,009	*
Wayne Levin(8)	21,666	*
Andre Link(11)	333,031	*
Harald Ludwig	0	*
G. Scott Paterson(9)	206,848	*
Daryl Simm	1,962	*
Hardwick Simmons	0	*
Brian V. Tobin(10)	34,767	*
All executive officers and directors as a group (17 persons)	5,189,277	5.1%

*	Less than 1%

(1)	The addresses for the listed beneficial owners are as follows: for Capital Research and Management Company, 333 South Hope St., Los Angeles, California 90071; for Fidelity Management and Research Company, 82 Devonshire St., Boston, Massachusetts 02109-3614; for each other listed individual c/o the Company, 555 Brooksbank, North Vancouver, British Columbia, V7J 3S5.

(2)	Includes options exercisable within 60 days.

(3)	This information is based solely on a Schedule 13G/ A, filed February 14, 2005 with the Securities and Exchange Commission by Capital Research and Management Company.

(4)	The information is based solely on a Schedule 13G/ A, filed February 14, 2005 with the Securities and Exchange Commission by FMR Corp.

(5)	Includes 875,387 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(6)	Includes 1,648,666 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(7)	Includes 25,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(8)	Includes 16,666 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(9)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(10)	Includes 33,333 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(11)	Includes 100,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(12)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.

(13)	Includes 50,000 shares subject to options that are fully exercisable or will vest and become exercisable on or before September 1, 2005.
PROPOSAL 1
ELECTION OF DIRECTORS; NOMINEES AND CONTINUING DIRECTORS
      On June 27, 2005, as permitted by Canadian law and our Articles, our board set the number of directors at twelve for the ensuing year. Our board of directors is limited by our Articles to a minimum of five directors and a maximum of eighteen directors. Our Articles also provide that the holder of our Series B preferred shares is entitled to elect one member of the board of directors, who shall be Mark Amin (and only Mark Amin), so long as any Series B preferred shares are outstanding and Mr. Amin is legally qualified to serve on the board of directors. Mr. Amin, as the sole holder of Series B preferred shares, has elected himself as a director, and will continue to serve as such until our 2006 annual meeting of shareholders, subject to the terms of our Articles.
Nominees for Directors
      Each nominee set out below, if elected at the Annual Meeting, will serve until our 2006 annual meeting of shareholders, or until his successor is duly elected or appointed, unless his office is earlier vacated in accordance with our Articles.
      The following nominees have consented to serve on our board of directors and the board of directors has no reason to believe that they will not serve if elected. However, if any of them should become unavailable to serve as a director, and if the board of directors has designated a substitute nominee, the persons named as proxies will vote for this substitute nominee.
      Norman Bacal. Mr. Bacal became a director in December 2004. Mr. Bacal has been a partner with the law firm of Heenan Blaikie LLP since 1987 and has been co-managing partner of the firm since 1997. Mr. Bacal is 49 years old and his place of residence is Toronto, Ontario.
      Michael Burns. Mr. Burns has been our Vice Chairman since March 2000. During his tenure at Prudential Securities Inc.’s Los Angeles Investment Banking Office from 1991 to March 2000, Mr. Burns served as Managing Director and Head of the Office. Mr. Burns became a director in August 1999. Mr. Burns is Chairman and a director of Novica.com. Mr. Burns is 46 years old and his place of residence is Los Angeles, California.
      Drew Craig. Mr. Craig became a director in September 2000 and is a member of the Compensation Committee. From January 1980 to December 2004, Mr. Craig served as a senior executive of Craig Media Inc., including holding the positions of President and Chief Executive Officer. Prior thereto he was President of Craig Broadcast Systems Inc. and Craig Broadcast Alberta Inc. since September 1997. Mr. Craig is currently President of Manalta Investment Company Ltd. Mr. Craig is 46 years old and his place of residence is Calgary, Alberta.
      Arthur Evrensel. Mr. Evrensel became a director in September 2001 and is Chairman of the Compensation Committee. Mr. Evrensel has been a partner with the law firm of Heenan Blaikie LLP since 1992. Mr. Evrensel is 47 years old and his place of residence is North Vancouver, British Columbia.

      Jon Feltheimer. Mr. Feltheimer became a director in January 2000 and has been our Chief Executive Officer since March 2000. Mr. Feltheimer worked for Sony Pictures Entertainment from 1991-1999, serving as Founder and President of TriStar Television from 1991-1993, as President of Columbia TriStar Television from 1993-1995 and from 1995-1999 as President of Columbia TriStar Television Group and EVP of Sony Pictures Entertainment. Mr. Feltheimer is 53 years old and his place of residence is Los Angeles, California.
      Morley Koffman. Mr. Koffman has been a director since November 1997 and is a member of the Audit Committee and Chairman of the Corporate Governance and Nominating Committee. Mr. Koffman is a lawyer with the firm of Koffman Kalef, where he has practiced since 1993. Mr. Koffman is a director and the Chairman of the Corporate Governance Committee of Ainsworth Lumber Co. Ltd. Mr. Koffman is 75 years old and his place of residence is Vancouver, British Columbia.
      Harald Ludwig. Mr. Ludwig previously served as a director from November 1997 to December 2004, and was re-appointed to our board of directors in June 2005. Mr. Ludwig is currently a member of our Strategic Advisory Committee. During his previous tenure as a director, Mr. Ludwig served as Chairman of the Board and as a member and Chairman of the Compensation Committee. Since 1985, Mr. Ludwig has served as President of Macluan Capital Corporation, a leverage buy-out company. Mr. Ludwig is a director, a member of the Governance Committee and chairman of the Compensation Committee of West Fraser Timber Co. Limited. Mr. Ludwig is also an advisor to Tennenbaum Capital Partners, LLC. Mr. Ludwig is 50 years old and his place of residence is West Vancouver, British Columbia.
      G. Scott Paterson. Mr. Paterson has been a director since November 1997 and is Chairman of the Audit Committee and a member of our Strategic Advisory Committee. Mr. Paterson is Chief Executive Officer of Paterson Partners Inc., a venture capital company. In this capacity, he is Chairman of the Board of each of Automated Benefits Corp. and Run of River Power Inc., public companies listed on the Toronto Venture Stock Exchange and of JumpTV.com Inc. He is also currently a director and Chairman of the Audit Committee of Rand A Technology Corp., a public company listed on the Toronto Stock Exchange and is also a director of Lemontonic Inc., a public company listed on the TSX Venture Exchange. From October 1998 to December 2001 Mr. Paterson served as Chairman and Chief Executive Officer of Yorkton Securities Inc. and as President from May 1997 to October 1998. Mr. Paterson is the past Chairman of the Canadian Venture Stock Exchange and a former Vice Chairman of the Toronto Stock Exchange. In December 2001, Mr. Paterson entered into a Settlement Agreement with the Ontario Securities Commission in connection with conduct that was, in the view of the Commission, contrary to the public interest in connection with certain corporate finance and trading activities engaged in by Mr. Paterson and the investment dealer with which he was associated. Mr. Paterson has fulfilled the terms of the Settlement Agreement which provided that he could not be registered under the Securities Act (Ontario) until December 19, 2003, that he make a voluntary payment to the Commission of one million Canadian dollars and that he temporarily cease trading for a six-month period. There were no allegations of securities rule or law breaches. No restrictions were imposed on Mr. Paterson regarding his capacity to act as an officer and/or director of public companies. Mr. Paterson is 41 years old and his place of residence is Toronto, Ontario.
      Daryl Simm. Mr. Simm became a director in September 2004 and is a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Mr. Simm has been Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. since 1998. Omnicom Media Group provides media planning and buying services to advertisers. Mr. Simm is 44 years old and his place of residence is New York, New York.
      Hardwick Simmons. Mr. Simmons became a director in June 2005. During his tenure at The NASDAQ Stock Market Inc. from February 2001 to June 2003, Mr. Simmons served first as Chief Executive Officer and then as Chairman and Chief Executive Officer. From May 1991 to December 2000, Mr. Simmons served as President and Chief Executive Officer of Prudential Securities Incorporated. Mr. Simmons is currently a director and member of the Governance and Compensation Committee for Raymond James Financial, a public company listed on the New York Stock Exchange. Mr. Simmons is 65 years old and his place of residence is Katonah, New York.

      Brian V. Tobin. Mr. Tobin became a director in January 2004 and is a member of the Audit Committee, the Strategic Advisory Committee and the Corporate Governance and Nominating Committee. Mr. Tobin is a director and member of the Corporate Governance Committee of Aecon Group Inc., a public company listed on the Toronto Stock Exchange. Mr. Tobin is currently a Senior Business Advisor with Fraser Milner Casgrain LLP in Toronto, Canada. Since October 2003, he has been President and Chief Executive Officer of BVT Associates in Ottawa, Canada. Mr. Tobin has been a consultant since 2002 and prior to that held numerous political positions in Canada, both federal and provincial. Mr. Tobin is 50 years old and his place of residence is Toronto, Ontario.
Elected as Director
      The following individual has been elected by the holder of our Series B preferred shares under the terms of our Articles, as described above.
      Mark Amin. Mr. Amin has been our Vice Chairman since October 2000. From 1984 to October 2000, Mr. Amin served as Chief Executive Officer or Chairman of Trimark Holdings, Inc., which he founded. Since 1998 Mr. Amin has been Chairman of CinemaNow, Inc. and since 2001 the owner and Chief Executive Officer of Sobini Films. Mr. Amin became a director in October 2000 and is a member of our Strategic Advisory Committee. Mr. Amin is 55 years old and his place of residence is Los Angeles, California.
      Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the election of directors.
PROPOSAL 2
RE-APPOINTMENT OF AUDITORS
      At the request of our Audit Committee, Ernst & Young LLP will be nominated at the Annual Meeting for re-appointment as the Company’s independent registered public accounting firm at a remuneration to be fixed by the Audit Committee. Ernst & Young LLP have been our independent registered public accounting firm since August 2001.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to address the audience of the meeting and will be available to answer appropriate questions from shareholders.
      Unless such authority is withheld, the proxies given pursuant to this solicitation will be voted FOR the re-appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company to hold office until the close of the next annual meeting, or until a successor is appointed, at a remuneration to be determined by the Audit Committee. The board of directors recommends their re-appointment.
EQUITY COMPENSATION PLAN INFORMATION FOR 2005
      The Company currently maintains three equity compensation plans: the Employees’ and Directors’ Equity Incentive Plan (the “Equity Incentive Plan”), the Lions Gate Entertainment Corp. 2004 Performance Incentive Plan (the “2004 Plan”) and the Stock Option Granted to Mark Amin, all of which have been approved by the Company’s shareholders.

      The following table sets forth, for each of the Company’s equity compensation plans, the number of common shares subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of March 31, 2005.

				Number of Securities
				Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued upon		Weighted-Average	Equity Compensation
	Exercise of		Exercise Price of	Plans (Excluding
	Outstanding Options		Outstanding Options	Securities Reflected in
Plan Category	and Rights (#)		and Rights ($)	the First Column) (#)

Equity compensation plans approved by security holders	5,767,266	(1)	$4.29	670,227	(1)
Equity compensation plans not approved by security holders	0		0	0

Total	5,767,266		$4.29	670,227

(1)	The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, stock appreciation rights, restricted stock, stock bonuses and performance shares. Since shareholder approval of the 2004 Plan in September 2004, no new awards may be granted under the Equity Incentive Plan.
INFORMATION REGARDING THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD OF DIRECTORS
      The board of directors held a total of nine meetings in fiscal 2005 and took a number of actions by unanimous written consent. Each director attended at least 75% of the aggregate number of meetings of the board of directors and meetings of committees on which he served in fiscal 2005. All directors are invited but not required to attend annual shareholders meetings. All of our then current directors attended our 2004 annual meeting of shareholders, 10 in person and 2 by teleconference. In fiscal 2005, Harry Sloan, our then Chairman, presided at the regularly scheduled executive sessions of the non-management directors. Harald Ludwig, our Co-Chairman, will preside at the regularly scheduled executive sessions of the non-management directors.
Board Committees and Responsibilities
      The board of directors has a standing Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Strategic Advisory Committee.

Audit Committee
      Messrs. Paterson, Koffman and Tobin are the current members of our Audit Committee. This committee held nine meetings during fiscal 2005. The duties and responsibilities of the Audit Committee include (a) recommending to the shareholders the appointment of our auditors and any termination of our auditors, (b) reviewing the plan and scope of audits, (c) reviewing our significant accounting policies and internal controls and (d) having general responsibility for all audit related matters. The Audit Committee is governed by a written charter approved by our board of directors. The full text of the charter is attached hereto as Appendix A and is also available on the Company’s website at www.lgf.com and in print to any shareholder who requests it. The board of directors believes that each member of the committee qualifies as an independent director and that Mr. Paterson is a financial expert under NYSE listing standards and applicable U.S. Securities and Exchange Commission rules and applicable Canadian securities laws, regulations, policies and instruments.

Compensation Committee
      Messrs. Craig, Evrensel and Simm are the current members of our Compensation Committee. This committee held eleven meetings during fiscal 2005. The Compensation Committee reviews and approves the compensation of our chief executive officer and, in consultation with our CEO, other executive officers, evaluates the Company’s overall compensation policies, makes recommendations to the board of directors regarding the Company’s incentive-compensation plans and equity-based compensation plans and periodically reviews the adequacy and form of compensation of directors and committee members. The Compensation Committee operates pursuant to a written charter adopted by our board of directors. The full text of the charter is available on the Company’s website at www.lgf.com and in print to any shareholder who requests it. The board of directors believes that each member of the committee qualifies as an independent director as defined under NYSE listing standards and applicable U.S. Securities and Exchange Commission rules.

Corporate Governance and Nominating Committee
      Messrs. Koffman, Tobin and Simm are the current members of our Corporate Governance and Nominating Committee, which held six meetings during fiscal 2005. The Corporate Governance and Nominating Committee is responsible for developing our corporate governance system and for reviewing proposed new members of our board of directors, including those recommended by our shareholders. The Corporate Governance and Nominating Committee operates pursuant to a written charter adopted by our board of directors. The full text of the charter and our corporate governance guidelines are available on the Company’s website at www.lgf.com and in print to any shareholder who requests them. For instructions on how shareholders may submit recommendations for director nominees to our Corporate Governance and Nominating Committee, see “Shareholder Communications” below. The board of directors believes that each member of the committee qualifies as an independent director as defined under NYSE listing standards. Our board of directors is currently considering whether or not to establish, but has not yet established, any special qualifications or any minimum criteria for director nominees. Presently, in considering candidates for our board of directors, the Corporate Governance and Nominating Committee will consider the entirety of each candidate’s credentials. In particular, the Committee’s charter requires assessment of the following issues: relevant experience, intelligence, independence, commitment, compatibility with the Chief Executive Officer and the Board culture, prominence, diversity, age, understanding of the Company’s business, and other factors deemed relevant.

Strategic Advisory Committee
      Messrs. Tobin, Amin and Paterson are the current members of our Strategic Advisory Committee. This committee held four meetings during fiscal 2005. The Strategic Advisory Committee is responsible for reviewing the Company’s strategic plan annually, meeting with management on a periodic basis to review operations against the plan, as well as overseeing preliminary negotiations regarding strategic transactions and, when applicable, acting as a pricing and approval committee on certain transactions.
Shareholder Communications
      Shareholders interested in communicating with our board may do so by writing to any or all non-employee directors, care of our Corporate Secretary, at either of our principal executive offices. The complete text of our shareholder communication policy is available on the Company’s website at www.lgf.com. Our Corporate Secretary will log in all shareholder correspondence and forward to the director addressee(s) all communications that, in his or her judgment, are appropriate for consideration by the directors. Any director may review the correspondence log and request copies of any correspondence. Examples of communications that would be considered inappropriate for consideration by the directors include, but are not limited to, commercial solicitations, trivial, obscene, or profane items, administrative matters, ordinary business matters, or personal grievances. Correspondence that is not appropriate for board review will be handled by our Corporate Secretary. All appropriate matters pertaining to accounting or internal controls will be brought promptly to the attention of our Audit Committee Chair.

      Shareholder recommendations for director nominees are welcome and should be sent to our General Counsel who will forward such recommendations to our Corporate Governance and Nominating Committee. Our Corporate Governance and Nominating Committee will evaluate candidates recommended by shareholders in the same manner as candidates recommended by other sources, using criteria, if any, developed by the Committee and approved by our board of directors from time to time. Our shareholder communication policy may be amended at any time with the consent of our Corporate Governance and Nominating Committee.
Code of Conduct and Ethics
      We have a Code of Conduct and Ethics that applies to all our employees, officers and directors. This code is available on the Company’s website at www.lgf.com and in print to any shareholder who requests it. The Company will disclose on its website when there have been waivers of, or amendments to, such code that apply to our chief executive officer, chief financial officer, chief accounting officer or persons performing similar functions.
Director Compensation
      Persons elected at our annual meetings as directors and who hold no executive office with us or any of our affiliates are entitled to receive an annual retainer of $20,000 (before May 2005, $15,000) and a further retainer of $10,000 if such director acts as chairman of the Audit Committee or $7,500 if such director acts as chairman of the Compensation Committee or Corporate Governance and Nominating Committee. Also, each non-executive director is entitled to receive a fee of $1,000 per meeting of the directors or any committee thereof, and to be reimbursed for reasonable fees and expenses incurred in connection with their service as directors. During the last fiscal year, six directors received the annual retainer in full, one director received three-fourths of the annual retainer, one director received one-half of the annual retainer, and two directors received one-quarter of the annual retainer. Such retainers and fees paid to directors will be provided, at the director’s election, 50% in cash compensation with the remaining 50% payable in our common shares, or 100% payable in our common shares. Non-employee directors are granted options to purchase 50,000 common shares when they join the board of directors. In fiscal 2005 we granted options to purchase 150,000 common shares to persons who served as directors during that period pursuant to our 2004 Performance Incentive Plan, 50,000 of which were for a new director and 50,000 to each of the Chairs of the Audit Committee and the Corporate Governance and Nominating Committee. On May 10, 2005 (fiscal 2006) we granted (1) options to purchase 100,000 common shares to Harry Sloan as Chairman of the Board of which, 50% vested immediately and 50% vest in one year from the date of grant; (2) options to purchase 50,000 common shares to Harry Sloan as Chairman of the Strategic Advisory Committee of which, 50% vested immediately and 50% vest in one year from the date of grant; and (3) options to purchase 50,000 common shares to Norman Bacal when he joined the board of directors, pursuant to our 2004 Performance Incentive Plan. The Company also provided full-time secretarial support to Mr. Sloan.
Indebtedness of Directors and Executive Officers
      None of the directors or executive officers of the Company, and none of the associates or affiliates of any of the foregoing, is currently indebted to the Company or was indebted to the Company at any time since the beginning of the Company’s most recently completed fiscal year.
Standards for Director Independence
      It is the policy of the Board of Directors that a majority of Directors be independent of the Company and of the Company’s management. For a Director to be deemed “independent,” the Board shall affirmatively determine that the Director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which it may amend or supplement from time to time:

•	A Director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company must not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a Director from being considered independent following that employment.

•	A Director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), must not be deemed independent. Compensation received by a Director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•	(A) A Director who is, or whose immediate family member is, a current partner of a firm that is the Company’s external auditor; (B) a Director who is a current employee of such a firm; (C) a Director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) a Director who was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time must not be deemed independent.

•	A Director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee must not be deemed independent.

•	A Director who is a current employee, or whose immediate family member is a current executive officer, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, must not be deemed independent.

MANAGEMENT
      The following is a list of our executive officers followed by their biographical information (other than Messrs. Feltheimer, Amin and Burns whose biographical information appears on pages 5 and 7).

Name	Age(1)	Position

Jon Feltheimer	53	Chief Executive Officer and Director
Mark Amin	55	Vice Chairman and Director
Michael Burns	46	Vice Chairman and Director
Steven Beeks	49	President of Lions Gate Entertainment Inc.
James Keegan	47	Chief Financial Officer, Chief Administrative Officer and Chief Accounting Officer
Wayne Levin	42	Executive Vice President, Corporate Operations and General Counsel
André Link	73	President
Marni Wieshofer	42	Executive Vice President, Corporate Development

(1)	As of July 1, 2005.
Biographical Information
      Steven Beeks. Mr. Beeks has been the President of Lions Gate Entertainment Inc., our wholly-owned subsidiary, since December 2003. From January 1998 until December 2003, Mr. Beeks served as President of Artisan Home Entertainment.
      James Keegan. Mr. Keegan has been our Chief Administrative Officer since April 2002 and our Chief Financial Officer since September 2002 and our Chief Accounting Officer since April 2005. From September 1998 to April 2002, Mr. Keegan was the Chief Financial Officer of Artisan Entertainment. From April 1989 to March 1990, he was Controller of Trimark Holdings, Inc. and from March 1990 to August 1998, he was the Chief Financial Officer of Trimark Holdings, Inc.
      Wayne Levin. Mr. Levin has been our Executive Vice President, Corporate Operations since February 2004. Previously, Mr. Levin had been our Executive Vice President, Legal and Business Affairs since November 2000. Mr. Levin has been our General Counsel since November 2000. He worked for Trimark Holdings, Inc. from September 1996 to November 2000, first as Director of Legal and Business Affairs from 1996 to 1998 and then as General Counsel and Vice President from 1998 to 2000.
      André Link. Mr. Link has been our President since April 2000 and served as our Chairman of the Board from May 2003 until December 2004. Mr. Link served as our Chairman Emeritus from December 2004 to June 2005 and as a director from November 1997 to June 2005. Since 1962, Mr. Link has been Chief Executive Officer of Lions Gate Films Corp.
      Marni Wieshofer. Ms. Wieshofer has been our Executive Vice President, Corporate Development since September 2002. From April 1999 until September 2002 Ms. Wieshofer served as our Chief Financial Officer. From February 1999 to April 1999, Ms. Wieshofer was our Vice President, Finance. From October 1995 to January 1999, Ms. Wieshofer served as Vice President, Finance of Alliance Atlantis Communications Inc.
Appointment of Executive Officers
      Our officers are appointed and, subject to employment agreements, serve at the discretion of our board of directors.

EXECUTIVE COMPENSATION
      The following table summarizes the compensation paid or accrued to our Chief Executive Officer and our four next most highly compensated executive officers who served as executive officers as of the end of fiscal 2005 (the “Named Executive Officers”).
Summary Compensation Table

						Long Term
						Compensation(1)
		Annual Compensation
						Securities
					Other Annual	Underlying		All Other
		Salary	Bonus		Compensation	Options/SARs		Compensation
Officer Name and Position	Year	($)	($)		($)	(#)		($)(10)

Jon Feltheimer	2005	850,000	1,600,000	(7)	—	—		24,437
Chief Executive Officer	2004	833,333	1,000,000	(2)	—	3,346,000	(3)	57,145	(9)
	2003	750,000	100,000		—	—		2,904
Mark Amin	2005	500,000	—		—	—		4,380
Vice Chairman	2004	500,000	—		—	—		3,273
	2003	500,000	—		—	—		2,904
Michael Burns	2005	520,834	1,100,000	(8)	—	—		4,380
Vice Chairman	2004	416,667	850,000	(4)	—	1,825,000	(5)	3,273
	2003	300,000	150,000		—	75,000		2,904
Steven Beeks	2005	525,000	207,250	(11)	—	—		3,165
President of Lions Gate	2004	165,865	257,477		—	1,000,000	(6)	690
Entertainment Inc.	2003	—	—		—	—		—
Wayne Levin	2005	345,834	200,000	(12)	—	—		3,570
General Counsel, Executive	2004	295,833	100,000		—	125,000		2,620
Vice President of Corporate	2003	247,917	26,923		—	—		2,073
Operations

(1)	We did not grant any restricted share awards or LTIPs to any of the Named Executive Officers in fiscal year 2005.

(2)	Includes $250,000 signing bonus received upon execution of Mr. Feltheimer’s current employment agreement.

(3)	Includes 998,000 common shares underlying stock options previously granted in fiscal 2000, 1,000,000 common shares underlying stock options previously granted in fiscal 2001 and 375,000 stock appreciation rights (“SARs”) previously granted in fiscal 2002 whose terms were extended until September 30, 2007 pursuant to Mr. Feltheimer’s current employment agreement.

(4)	Includes $50,000 signing bonus received upon execution of Mr. Burns’ current employment agreement.

(5)	Includes 1,050,000 common shares underlying stock options previously granted in fiscal 2000 and 375,000 SARs previously granted in fiscal 2002 whose terms were extended until August 31, 2006 pursuant to Mr. Burns’ current employment agreement.

(6)	Includes 1,000,000 SARs granted pursuant to Mr. Beeks’ share appreciation rights award agreement.

(7)	Mr. Feltheimer received: a stock price bonus of $1,000,000 because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004; a fully vested cash bonus of $600,000 paid in fiscal 2006 but accrued in and for fiscal 2005; and in fiscal 2006, an award for fiscal 2005 performance of 70,000 restricted common shares that vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Feltheimer’s employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted shares shall vest within 6 months of the termination of the term of such employment agreement. Because the grant was made in fiscal 2006 with future vesting, it is not reflected in the above 2005 Summary Compensation Table.

(8)	Mr. Burns received: a stock price bonus of $500,000 because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004; a fully vested cash bonus of $600,000 paid in fiscal 2006 but accrued in and for fiscal 2005; and in fiscal 2006, an award for fiscal 2005 performance of 70,000 restricted common shares that vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Burns’ employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted shares shall vest within 6 months of the termination of the term of such employment agreement. Because the grant was made in fiscal 2006 with future vesting, it is not reflected in the above 2005 Summary Compensation Table.

(9)	Includes $44,890 for installation of a home theater system pursuant to Mr. Feltheimer’s Employment Agreement.

(10)	Includes the Company’s payment of annual life insurance premiums for each of the company’s named executive officers under the company’s executive life insurance program. For fiscal 2005, 2004, and 2003, the Company paid annual term life insurance and long-term disability insurance premiums in the following amounts: Mr. Feltheimer: $24,437, $3,273 and $2,904; Mr. Amin: $4,380, $3273 and $2,904; Mr. Beeks: $3,165, $690 and $0; Mr. Burns: $4,380, $3,273 and $2,904; and Mr. Levin: $3,570, $2,620 and $2,073.

(11)	Mr. Beeks received part of his bonus in fiscal 2006 but it was accrued in and paid for fiscal 2005.

(12)	Mr. Levin received part of his bonus in fiscal 2006 but it was accrued in and paid for fiscal 2005.
Stock Option Grants
      No stock options were granted to any of our Named Executive Officers in fiscal 2005.
Option Exercises and Holdings
      The following table provides information for the Named Executive Officers concerning options they exercised during fiscal 2005 and unexercised options that they held at the end of fiscal 2005.
Aggregated Option/ SARs Exercises in Fiscal 2005 and Fiscal Year-End Option/ SARs Values

			Number of Securities		Value of Unexercised
	Securities		Underlying Unexercised		In-the-Money
	Acquired	Value	Options/SARs at FY-End		Options/SARs at FY-End
	on Exercise	Realized	Exercisable/Unexercisable		Exercisable/Unexercisable
Name	(#)	($)(1)	(#)		($)(2)

Mark Amin	1,360,000	11,096,700	0	0	0/0
Michael Burns	516,279	4,405,209	1,250,387	133,334	9,608,634/1,066,672
Jon Feltheimer	998,000	8,762,440	2,023,666	324,334	15,708,078/2,694,672
Steven Beeks	150,000	868,500	250,000	600,000	1,462,500/3,510,000
Wayne Levin	100,000	872,500	16,666	83,334	133,328/666,672

(1)	The actual fair market value (as defined in the applicable Company equity compensation plan) of the options were used for calculating value realized upon exercise.

(2)	The closing price of the Company’s common shares on March 31, 2005 was used to calculate the value of unexercised options. Fair market value upon exercise may be a five day trailing average, or the closing price on the date of exercise, depending upon the terms of the applicable award agreement.
Employment Contracts, Termination of Employment and Change-In-Control Arrangements
      During fiscal 2005 we were a party to an employment agreement with each of the Named Executive Officers.

      Jon Feltheimer. We entered into a new employment agreement with Mr. Feltheimer effective August 15, 2003. The agreement provides that Mr. Feltheimer will serve as Chief Executive Officer for a term that ends March 31, 2007. Mr. Feltheimer’s annual base salary under the agreement is $850,000. Upon execution of the employment agreement, Mr. Feltheimer received a signing bonus of $250,000. Mr. Feltheimer is entitled to an annual discretionary bonus determined by the Compensation Committee, based on certain criteria set forth in the agreement. For fiscal 2005, Mr. Feltheimer received at the beginning of fiscal 2006 a performance bonus of $600,000 and 70,000 common shares that vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Feltheimer’s employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted shares shall vest within 6 months of the termination of the term of such employment agreement. In addition, Mr. Feltheimer received a stock price bonus of $1,000,000 because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004. If Mr. Feltheimer terminates his employment for Good Reason, he will be entitled to continue to receive his annual salary, or a lump sum payment equal to the balance of his compensation under the agreement, and all other benefits for the remainder of the employment agreement. If Mr. Feltheimer’s employment is terminated in connection with a change of control, he will be entitled to the payment of $2,500,000 and the continued payment of his annual salary through the normal expiration of the term, unless Mr. Feltheimer elects to terminate his employment following a change of control, in which event he shall be entitled to the payment of $2,500,000 but shall not be entitled to the further payment of his annual salary. Upon a change of control, any then-unvested portion of Mr. Feltheimer’s options shall immediately and fully vest and become immediately and fully exercisable.
      Mark Amin. We entered into an employment agreement with Mr. Amin effective October 13, 2000, that provides that he will serve as our Vice Chairman and Chairman of CinemaNow, Inc. for an initial term that ends October 13, 2003. The agreement has been extended through April 13, 2006 on the same terms. Mr. Amin’s annual base salary under his agreement is $500,000. Mr. Amin’s contract has no change of control provision and if terminated without cause he is entitled to a lump sum payment equal to the balance of his compensation under the agreement and his options will continue in full force and effect for the balance of their term.
      Michael Burns. We entered into an employment agreement with Mr. Burns effective September 1, 2003, that provides that he serve as Vice Chairman for a term that ends August 31, 2006. The agreement entitles him to receive an annual base salary of $500,000 and a signing bonus in the sum of $50,000 upon the execution of the employment agreement. Mr. Burns is also entitled to receive a discretionary annual bonus, in an amount to be recommended by the Chief Executive Officer and determined by the Compensation Committee, based on certain criteria set forth in the agreement. For fiscal 2005, Mr. Burns received at the beginning of fiscal 2006 a performance bonus of $600,000 and 70,000 common shares that vest in two equal annual installments beginning on June 27, 2006, provided that if the term of Mr. Burns’ employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted shares shall vest within 6 months of the termination of the term of such employment agreement. In addition, Mr. Burns received a stock price bonus of $500,000 because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004. If Mr. Burns’ employment is terminated following a change of control, Mr. Burns will receive a payment of $500,000 or the remainder of the base salary to be paid for the term of the agreement, whichever amount is greater. Upon a change of control, any then-unvested portion of Mr. Burns’ options shall immediately and fully vest and become immediately and fully exercisable.
      Steven Beeks. We entered into an employment agreement with Mr. Beeks effective December 15, 2003, that provides that he serve as our President for a term that ends March 31, 2008. The agreement entitles him to receive a base salary of $525,000 through March 31, 2005, a base salary of $550,000 through March 31, 2006, a base salary of $575,000 through March 31, 2007 and a base salary of $600,000 through March 31, 2008. Mr. Beeks is also entitled to receive the following bonuses: 1) a bonus based upon the EBITDA target of the Company, 2) a bonus based upon the attainment of a target with respect to the performance of the home video division, as designated by the Company, 3) a minimum bonus of 12.5% of the applicable year’s base salary, based on certain criteria set forth in the agreement, and 4) a discretionary bonus at the sole discretion of the Chief Executive Officer. For fiscal 2005, Mr. Beeks received a bonus of $207,250. If Mr. Beeks’ employment is terminated in connection with a change of control, he will be entitled to receive (i) the amount of his base salary accrued with respect to the period prior to the date of termination; (ii) a lump sum payment in an amount equal to 50% of the base salary remaining to be paid under the terms of this agreement if the termination occurs after December 15, 2003, but before March 31, 2007; plus (iii) an additional amount of $500,000 if the termination occurs after April 1, 2005 but before March 31, 2007. If the termination occurs after April 1, 2007, Mr. Beeks will receive 100% of his base salary remaining to be paid under the terms of this agreement.
      Wayne Levin. We entered into an employment agreement with Mr. Levin effective August 28, 2003, that provides that he serve as General Counsel and Executive Vice President for a term that begins on May 1, 2004 and ends April 30, 2007. The agreement entitles him to receive $350,000 for the first year of the term, $375,000 for the second year of the term and $400,000 for the third year of the term. Mr. Levin is also entitled to receive a discretionary bonus, at the sole discretion of the Chief Executive Officer. For fiscal 2005, Mr. Levin received a bonus of $200,000. If Mr. Levin’s employment is terminated without cause, he will be entitled to receive either, his base salary and bonus through the conclusion of the applicable term or a severance amount equal to 50% of the balance of the compensation, bonuses and benefits still owing to him under this agreement at the time of termination in one lump sum. Mr. Levin’s stock options will vest upon a change of control under certain circumstances as set forth in this agreement.
SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE
      Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. These persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. While Lions Gate was a foreign private issuer, our officers, directors and 10% beneficial owners were exempt from Section 16 of the Securities Exchange Act of 1934. Before the end of fiscal 2001, we became a domestic issuer.
      Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during fiscal 2005, all filing requirements were met, except that the following individuals filed a late Form 4 for one transaction each: Mr. Paterson, Mr. Koffman, Mr. Beeks, Mr. Simm, Ms. Wieshofer and Ms. May. Both Mr. Burns and Mr. Feltheimer filed five late Form 4s for seven transactions each. Each of Messrs. Bacal, Beeks, Simm and Arvesen filed one late Form 3.
AUDIT COMMITTEE REPORT, COMPENSATION COMMITTEE REPORT
AND PERFORMANCE GRAPH
      The following Report of the Audit Committee, Report of the Compensation Committee and Performance Graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate the reports or the performance graph by reference in that filing.
REPORT OF THE AUDIT COMMITTEE
      The members of the Audit Committee are all non-employee directors. In addition, the board has determined that each meets the current NYSE independence requirements. As part of its move to the NYSE, the board of directors on June 27, 2005 adopted an amended written charter for the Audit Committee, a copy of which is attached as Appendix A. The Audit Committee assists the board in overseeing (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence and (d) the performance of Company’s internal audit function and independent auditor. The Audit Committee also recommends to the shareholders the selection of independent auditors. Management and our independent auditors are responsible for planning or conducting audits. Our management is responsible for determining that our financial statements are complete and accurate and are in accordance with generally accepted accounting principles and assuring compliance with applicable laws and regulations and our business conduct guidelines.
      In performing its oversight function, the Audit Committee reviewed and discussed our fiscal year ended March 31, 2005 audited consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees, which relates to the conduct of our audit, including our auditors’ judgment about the quality of the accounting principles applied in our fiscal 2005 audited consolidated financial statements. The Audit Committee received the written disclosures and the letter from our independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, and has discussed with our auditors their independence from management and us. When considering the independent auditors’ independence, we considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the consolidated financial statements was compatible with maintaining their independence. We also reviewed, among other things, the amount of fees paid to the independent auditors for non-audit services.
      The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Audit Committee held nine meetings during fiscal 2005.
      Based upon the review and discussions described in this report, the Audit Committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also recommends to the shareholders the re-appointment of Ernst & Young LLP as our independent auditors for fiscal 2006.
The Audit Committee
G. Scott Paterson, Chairman
Morley Koffman
Brian V. Tobin
REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee currently consists of Messrs. Craig, Evrensel and Simm, each of whom is an independent director under NYSE and applicable U.S. Securities and Exchange Commission rules. The Compensation Committee determines the Chief Executive Officer’s salary and the equity awards for all executive officers and directors. The Compensation Committee may consider other forms of compensation, both short-term and long-term, in addition to those described below. Our executive compensation program is designed to attract, retain and motivate the senior executive talent required to ensure our success. The program also aims to support the creation of shareholder value and ensure that pay is consistent with performance.
      The Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that the Company should continue to use long-term compensation such as stock options, stock appreciation rights and restricted shares to align shareholders’ and executives’ interests.
      Base Salary. The base salary of each of Messrs. Feltheimer, our Chief Executive Officer, and Burns, our Vice Chairman, was determined in fiscal 2004 and is set forth in each of their employment agreements, which extend through March 31, 2007 and August 31, 2006, respectively. See “Employment Contracts.” In determining the compensation of Messrs. Feltheimer and Burns, the Compensation Committee considered the relevant executive’s experience and responsibilities, as well as other subjective factors. The Compensation Committee reviewed the base salaries, bonuses, options, option values and benefits granted to executives of other entertainment companies in the last year. In addition, the Compensation Committee considered the relevant executive’s performance in relation to brand and asset value creation, earnings, revenues and share price. To the extent not set forth in previously negotiated employment agreements, Mr. Feltheimer, in consultation with our Compensation Committee, established the base compensation paid to our other executives in fiscal 2005 based on the consideration of similar factors.
      Bonus and Signing Bonus Compensation. The Compensation Committee approved a cash bonus for each of Messrs. Feltheimer and Burns for fiscal 2005 of $600,000 and 70,000 common shares that vest in two equal annual installments beginning on June 27, 2006, provided that if the term of either Mr. Feltheimer’s or Mr. Burns’ employment agreement ends prior to the vesting period for the second 12 month period, then the second 50% of such restricted shares shall vest within 6 months of the termination of the term of such employment agreement. In addition, Messrs. Feltheimer and Mr. Burns received a stock price cash bonus of $1,000,000 and $500,000 respectively because the volume weighted average of our median stock price exceeded $6.00 for the consecutive six-month period ended July 2, 2004. In determining the appropriate bonuses for Mr. Feltheimer and Mr. Burns, the Compensation Committee took into consideration criteria such as earnings before taxes, depreciation and amortization, revenue and bottom line performance, the Company’s ability to pay such bonuses, earnings, cash flow increase, debt decrease and share price increase. The committee also considered compensation granted to executives of other entertainment companies in the last year. In particular, the committee considered the exceptional performance of Mr. Feltheimer and Mr. Burns in executing the business plan of the Company during fiscal 2005, including but not limited to the following achievements: the performance of the share price; the successful retention of top key executives and the hiring and integration of new executives; the increase in the number of research firms that initiated coverage of the Company; and the strong financial performance of the Company in fiscal 2005.
      The employment agreements of the other executive officers were negotiated before fiscal 2005. Mr. Feltheimer established the bonus compensation paid to our other executives in fiscal 2005.
      Equity-Based Compensation. The Compensation Committee believes in linking long-term incentives to an increase in stock value as it awards stock options at the fair market value or higher on the date of grant that vest over time. The Compensation Committee believes that stock ownership in the Company is a valuable incentive to executives that (1) aligns their interests with the interests of shareholders as a whole, (2) encourages them to manage the Company in a way that seeks to maximize its long-term profitability, and (3) encourages them to remain an employee of the Company. Generally the 2004 Plan requires vesting over a three-year period.
      The Deductibility of Executive Compensation. Section 162(m) of the U.S. Internal Revenue Code does not permit us to deduct cash compensation in excess of $1 million paid to each of the Chief Executive Officer and the four other most highly compensated executive officers during any taxable year, unless such compensation meets certain requirements. Other than approximately $2.1 million, base compensation and the bonuses paid to executive officers for fiscal 2005 were within the $1 million Section 162(m) threshold and should, therefore, be deductible.
      We believe that option, share appreciation rights, but not time-based restricted share awards, approved by the Compensation Committee and granted under our approved equity plans comply with the rules under Section 162(m) for treatment as performance-based compensation, allowing us to deduct fully compensation paid to executives under such awards.
      The Compensation Committee will continue to consider deductibility to the extent compensation is non-deductible.
The Compensation Committee
Arthur Evrensel, Chairman
Drew Craig
Daryl Simm

PERFORMANCE GRAPH
      The following graph compares our cumulative total shareholder return with those of the S&P/TSX Composite Index (formerly known as the TSE 300 Total Return Index) and the S&P/TSX Movies & Entertainment Index for the period commencing March 31, 2000 and ending March 31, 2005. All values assume that $100 was invested on March 31, 2000 in our common shares and each applicable index and all dividends were reinvested. Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

Company/Index	3/31/00	3/31/01	3/31/02	3/31/03	3/31/04	3/31/05

Lions Gate Entertainment	100	57.43	78.22	56.04	161.39	265.35
S&P/ TSX Composite Index	100	81.39	85.36	70.33	96.87	110.37
S&P/ TSX Movies & Entertainment Index*	100	82.59	92.80	89.49	107.10	130.46

*	Our former line-of-business index, the TSX Cable & Entertainment Total Return Index, was discontinued during fiscal 2004 and is no longer available. Due to this restructuring of the TSX indices, we are now using the S&P/ TSX Movies & Entertainment Index which is one of the successor indices to the TSX Cable & Entertainment Total Return Index.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG LIONS GATE ENTERTAINMENT CORPORATION, THE S & P/ TSX COMPOSITE INDEX AND THE S & P/ TSX MOVIES & ENTERTAINMENT INDEX

*	$100 invested on 3/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No member of our Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.
STATEMENT OF CORPORATE GOVERNANCE PRACTICES
      In February, 1995, the Toronto Stock Exchange Committee on Corporate Governance in Canada issued its final report (the “TSE Report”) that included proposed guidelines for effective corporate governance. These guidelines as amended in 2002 (the “Guidelines”), which are not mandatory, deal with the constitution of boards of directors and board committees, their functions, their independence from management and other means of addressing corporate governance practices. The Toronto Stock Exchange has, in accordance with the recommendation contained in the TSE Report, imposed a disclosure requirement on every listed company incorporated in Canada or a province of Canada to disclose on an annual basis its approach to corporate governance with reference to the Guidelines. Our board of directors and senior management consider good corporate governance to be central to the effective and efficient operation of the Company. However, given the history and nature of our development, not all of the recommendations contained in the TSE Report have been followed. Listed below is a brief discussion of our compliance with the Guidelines.
      1. The board should explicitly assume responsibility for stewardship of the Corporation, and specifically for adoption and approval of a strategic planning process, identification of principal risks, succession planning and monitoring, communications policy and integrity of internal control and management information systems.
      Our board of directors is responsible for the overall stewardship of the Company, planning, directing, and dealing with issues that are pivotal to determining corporate strategy and direction. The board of directors considers management development and succession programs, strategic business developments such as significant acquisitions, and financing proposals, including the issuance of shares and other securities, as well as those matters requiring board of director’s approval by law.
      2. Majority of directors should be “unrelated” (free from conflicting interest).
      Our board of directors currently has twelve members, as of the date of this circular, seven are independent (and meet the independence standards set forth under “Standards for Director Independence”) and unrelated, two are related as a partner to the Canadian counsel of the Company and three are senior management of the Company and one of its subsidiaries. As permitted by Canadian law, our board resolved to set the number of directors at twelve for the ensuing year. As a result, 50% of the members of the board of directors are unrelated members.

      3. Disclose for each director on an annual basis whether he or she is related, and how that conclusion was reached.
      Our board of directors is made up of:

Mark Amin	Related as employee and producer for the Company through a “first-look” arrangement
Normal Bacal	Related as a partner of Heenan Blaikie LLP, Canadian Counsel to the Company
Michael Burns	Related as Vice Chairman
Drew Craig	Unrelated
Arthur Evrensel	Related as a partner of Heenan Blaikie LLP, Canadian Counsel to the Company
Jon Feltheimer	Related as Chief Executive Officer
Morley Koffman	Unrelated
André Link*	Related as President and as Chief Executive Officer of Lions Gate Films Corp.
Harald Ludwig	Unrelated
G. Scott Paterson	Unrelated
Daryl Simm	Unrelated
Hardwick Simmons	Unrelated
Harry Sloan*	Unrelated
Brian V. Tobin	Unrelated

*	Both Mr. Link and Mr. Sloan resigned from the board as of June 2005. Mr. Ludwig and Mr. Simmons were appointed to the board as their replacements. Mr. Link continues to serve as President of Lions Gate Films Corp.
      4. Appointment of a committee of outside directors, the majority of whom are unrelated, responsible for appointment/assessment of directors.
      Our Corporate Governance and Nominating Committee, comprised of three unrelated directors, is responsible for reviewing the proposed new members of our board of directors and establishing full criteria for board membership.
      5. Implement a process for assessing the effectiveness of the Board, its Committees and individual directors.
      The Corporate Governance and Nominating Committee is responsible for evaluating the performance of our board of directors as a whole, as well as that of the individual members of our board of directors. The Corporate Governance and Nominating Committee has established a charter to govern itself.
      6. Provide orientation and education programs for new directors.
      The board of directors shall consider the recommendations of the Corporate Governance and Nominating Committee, and senior management and the Corporate Governance and Nominating Committee are responsible for ensuring that there is in place an orientation and education program for new members of our board of directors.
      7. Directors examine the size of the Board and undertake a program to establish a board size that facilitates effective decision-making.
      A board of directors must have enough directors to carry out its duties efficiently while presenting a diversity of views and experiences. The board of directors believes that its size and composition of twelve members reflect diversity and promote effectiveness. The board of directors also believes that for the ensuring year its size and composition of twelve members reflect diversity and promote effectiveness.
      8. Review the adequacy compensation of directors in light of risks and responsibilities involved in being an effective director.
      The board of directors, through its Compensation Committee, periodically reviews the adequacy and form of the compensation of directors.
      9. Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated.
      Our board of directors currently has an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee and a Strategic Advisory Committee, made up of three directors each, all of whom are independent directors, except one member of the Compensation Committee and one member of the Strategic Advisory Committee.
      10. Appoint a Committee of the board of directors responsible for our approach to corporate governance issues.
      Our Corporate Governance and Nominating Committee is composed of three directors, and is responsible for developing our overall approach to a corporate governance system that is effective in the discharge of the Company’s obligations to the shareholders.
      11. The Board should develop position descriptions for the Board and for the chief executive officer and the Board should approve or develop corporate objectives which the chief executive officer is responsible for meeting and assess the Chief Executive Officer against these objectives.
      To date, the Corporation has not developed position descriptions for the board of directors or the Chief Executive Officer. The board of directors currently sets our annual objectives that become the objectives against which the Chief Executive Officer’s performance is measured.
      12. Implement structures and procedures to enable the Board to function independently of management.
      With the board of directors consisting of both related directors and unrelated directors, the board of directors has not been able to function totally independently of executive management. However, in matters that require independence of the board of directors from management, only the unrelated board members take part in the decision-making and evaluation. An in camera session occurs at the end of our board meetings in which the related directors are usually excused.
      13. Establish an Audit Committee of the board of directors composed only of unrelated directors with a specifically defined mandate (all members should be financially literate and non-management directors).
      The Audit Committee is composed of three directors, all of who are financially literate and independent directors. The Audit Committee has direct communication channels with the external auditors. See “Report of the Audit Committee,” at page 22. The audit committee is governed by a written charter adopted by the Board and attached hereto as Appendix A.
      14. Implement a system to enable individual directors to engage outside advisors, at Corporation’s expense.
      The Corporate Governance and Nominating Committee can authorize any individual director to engage an outside advisor in appropriate circumstances.

CERTAIN TRANSACTIONS
      Jon Feltheimer, our Chief Executive Officer, Co-Chairman and a director, and Michael Burns, our Vice Chairman and a director, each hold options to purchase common stock of CinemaNow, Inc. or CinemaNow, our 30% owned subsidiary. Messrs. Feltheimer and Burns have served on CinemaNow’s board of directors since February 2000. The options each of Mr. Feltheimer and Mr. Burns own, which vested over a three-year term commencing March 1, 2000, are exercisable for less than 1% of the common stock of CinemaNow. In addition, Mark Amin, our Vice Chairman and a director, Scott Paterson, a director, Harry Sloan, one of our directors until June 2005, and Messrs. Burns and Feltheimer each own less than 1% of the outstanding convertible preferred stock of CinemaNow. Mark Amin also owns 4.4% of the outstanding Series C convertible preferred stock of CinemaNow and 1.89% of all of the convertible preferred shares of CinemaNow.
      We have a Registration Rights Agreement with Mark Amin and his brother, Reza Amin, pursuant to which we have agreed to file registration statements covering our securities owned by them. As of July 1, 2004, Mark Amin and Reza Amin had the right to demand up to two registration statements. In addition, we gave these shareholders various piggyback registration rights, which Mark Amin exercised in part to be included as a selling shareholder in our June 2003 offering of common shares.
      In February 2001, the Company entered into an agreement with Ignite, LLC, a company in which Michael Burns, our Vice Chairman and a director, owns approximately 20%. The term of this agreement expired pursuant to its term in February 2003 and was not renewed. The agreement provided that Ignite will be paid a producer fee and a percentage of adjusted gross receipts for projects which commenced production during the term of the agreement and which were developed through a development fund financed by Ignite, LLC. During the year ended March 31, 2005 approximately $0.1 million was paid to Ignite, LLC under this agreement.
      Pursuant to the Company’s acquisition of Artisan in December 2003, James Keegan, our Chief Financial Officer and a former officer and stockholder of Artisan, received approximately $0.1 million of the purchase price in exchange for his stock in Artisan. Mr. Keegan also received as a stockholder approximately $13,000 in connection with the settlement of an Artisan Entertainment lawsuit. During the year ended March 31, 2005, the final distribution of the purchase price to Artisan stockholders was completed. Mr. Keegan received an additional amount of the proceeds of approximately $9,400 distributed during the year ended March 31, 2005. Steven Beeks, President of our wholly owned subsidiary Lions Gate Entertainment Inc., and certain employees of Lions Gate, received approximately $0.5 million of the lawsuit and purchase price proceeds distributed during the year ended March 31, 2005.
      Mark Amin is the owner of Sobini Films, which has a first-look agreement with us. On November 21, 2002, pursuant to the first-look agreement, Sobini Films entered into a distribution agreement with us under which we paid $9.1 million for international distribution rights to the film “The Prince and Me.” Sobini Films has rights to profit participation under the distribution agreement. Sobini Films expects to realize profit participation in the future.
      In December 2003 and April 2005, the Company entered into distribution agreements with Cerulean, LLC, a company in which Jon Feltheimer, our Chief Executive Officer and a director, and Michael Burns, our Vice Chairman and a director, each hold a 28% interest. Under the agreements, Lions Gate obtained rights to distribute certain titles in home video and television media and Cerulean, LLC is entitled to receive royalties. During the year ended March 31, 2005 approximately $0.3 million was paid to Cerulean, LLC under these agreements.
      In September 2004, the Company entered into an agreement to purchase the right to a motion picture screenplay from Michael Burns, our Vice Chairman and a director. The agreement provides that Mr. Burns will be paid a nominal amount ($112 plus a contingent participation formula) for the purchase of the screenplay and will be entitled to box office bonuses and deferred compensation if certain thresholds are met. During the year ended March 31, 2005 only the nominal amount for the purchase of the screenplay was paid to Mr. Burns under this agreement.

      During the year ended March 31, 2005, the Company paid Andre Link, our President, our former Chairman Emeritus and a former director, $0.2 million for consulting services provided in connection with Lions Gate’s Canadian and French Canadian operations. In March 2005, the Company entered into an agreement with a company owned 100% by Mr. Link. The agreement provides that Mr. Link will provide consulting services in connection with Lions Gate’s Canadian and French Canadian operations for a term of one year from April 1, 2005 and will receive a consulting fee of $0.2 million.
      In August 2004, the Company paid $25,000 to Cinepix, Inc. for the option to purchase the rights, title and interest in and to a screenplay titled “Flight of the Dead” owned by Cinepix, Inc. The option was not exercised and expired by its term on March 31, 2005. Mr. Link is the President of Cinepix, Inc.
      André Link, our President, our former Chairman Emeritus and a former director, controls, in his individual capacity, a majority voting interest in Cinepix Animation Inc. Mr. Link is also President and a director of Cinepix Animation Inc. We indirectly held a majority equity interest in Cinepix Animation Inc., the entity through which we indirectly held our minority equity interest in CineGroupe Corporation. Mr. Link and Cinepix Animation Inc. jointly and severally guaranteed various production loans of CineGroupe Corporation. The guarantees entered into in fiscal 2004 aggregated to approximately CDN$2.5 million to National Bank of Canada. In December 2003, CineGroupe Corporation sought protection from its creditors under the Companies Creditors Arrangement Act. In fiscal 2004, we paid CineGroupe Corporation CDN$1 million for the right to purchase distribution rights to certain future productions. In addition, during fiscal 2004, a subsidiary of CineGroupe Corporation produced a movie-of-the-week for which we acquired world-wide (excluding North America) distribution rights for an advance of $370,000, with respect to which we are entitled to certain distribution fees, and we acquired U.S. sales agency rights, for which we are entitled to certain sales agent fees. We also interim financed the production with respect to certain Canadian and U.S. television sales and the federal and provincial tax credits, for which we charged interest and a $50,000 financing fee. The subsidiary of CineGroupe Corporation owns the copyright to the production and is entitled to certain net revenues. In fiscal 2005, CineGroupe Corporation completed its reorganization. As part of the negotiated settlement we were granted all rights in and to an animated motion picture titled “P3K: Pinocchio” in the U.S. and certain territories throughout the world. We retain no interest in CineGroupe Corporation.
ACCOUNTANT’S FEES
      During fiscal 2005 and 2004, we retained our independent registered public accounting firm, Ernst & Young LLP, to provide services in the categories listed below. The following are the aggregate fees billed for each of the last two fiscal years for such services in the approximate amounts:

	Years Ended March 31,

	2005	2004

• Audit Fees	$4,395,000	$1,940,000
• Audit-Related Fees	$32,000	$615,000
• Tax Fees	$111,000	$192,000
• All Other Fees	$—	$—
      Audit fees includes fees associated with the annual audit of the Company’s financial statements, the audits (beginning in 2005) of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, and services that only the independent auditors can reasonably provide, such as services associated with SEC registration statements or other documents issued in connection with securities offerings including consents and comfort letters. Audit-related fees include consultations and audits in connection with proposed or consummated acquisitions (primarily the acquisition of Artisan Entertainment in 2004), and due diligence in connection with acquisitions. Tax fees include amounts billed for tax compliance, tax advice and tax planning.
      Pursuant to the Audit Committee’s policy to pre-approve all permitted audit and non-audit services, the Audit Committee pre-approved all professional services provided by Ernst & Young LLP during fiscal 2005 and determined that the provision of non-audit services in fiscal 2005 was compatible with maintaining Ernst & Young LLP’s independence.
OTHER INFORMATION
      Our Annual Report on Form 10-K for fiscal 2005 is enclosed with this proxy statement. The exhibits to our Annual Report on Form 10-K are available to any shareholder who (a) submits a written request to us at 2700 Colorado Ave., Suite 200, Santa Monica, California 90404, Attn: Investor Relations and (b) provides payment of charges that approximate our cost of reproduction.
OTHER BUSINESS
      Our board of directors knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

By order of the Board of Directors,

Jon Feltheimer
Co-Chairman of the Board
Vancouver, British Columbia
July 27, 2005

APPENDIX A
CHARTER OF THE AUDIT COMMITTEE
of the
BOARD OF DIRECTORS
of
LIONS GATE ENTERTAINMENT CORP.
Amended and Restated by the Board of Directors on June 27, 2005
      1.     Purpose; Limitations on Duties. The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Lions Gate Entertainment Corp. (the “Company”) is to (a) assist the Board in overseeing (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of Company’s internal audit function and independent auditor and (b) prepare the annual report of the Committee required by applicable Securities and Exchange Commission (“SEC”) and Canadian securities commissions (“CSC”) disclosure rules.
      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable rules and regulations. These are the responsibilities of management and the independent auditor.
      2.     Membership; Appointment; Financial Expert. The Committee will consist of three or more directors of the Company’s Board. All members of the Committee must be directors who meet the knowledge requirements and the independence requirements of applicable law and the rules of the SEC, CSC, the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (“TSX”) in effect from time to time (subject to any exceptions allowed by such rules and any waivers granted by such authorities). The members of the Committee will be appointed by and serve at the discretion of the Board. The Board will appoint the Chairperson of the Committee. To the extent practicable, at least one member of the Committee shall qualify as an “audit committee financial expert,” as defined in the SEC’s rules and regulations in effect from time to time. The Company will disclose in the annual report required by Section 13(a) of the Securities Exchange Act of 1934 (the “1934 Act”) (which may incorporate proxy statement disclosure by reference, to the extent permitted by SEC rules) whether or not it has at least one member who is an audit committee financial expert. In any event (as required by the NYSE Listed Company Manual) the Committee must include at least one member who the Board determines has accounting or related financial management expertise (which the Board may presume with respect to a person who qualifies as an “audit committee financial expert”). CSC rules on the conduct of the Committee require that each member of the Committee be financially literate which generally means the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.
      3.     Specific Responsibilities and Duties. The Board delegates to the Committee the express responsibility and authority to:

3.1 Independent Auditor

(a) Selection; Fees. Be solely and directly responsible for recommending to the shareholders the appointment and retention of the independent auditor and, where appropriate, the termination of the independent auditor. Be solely and directly responsible for the terms of hiring, compensation, evaluation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. Such independent auditor shall report directly to and be ultimately

i

accountable to the Committee. The Committee has the ultimate authority to approve all audit engagement fees and terms, with the costs of all engagements to be borne by the Company.

(b) Audit Team. Review the experience and qualifications of the senior members of the independent auditor’ team.

(c) Audit Plan. Discuss with the independent auditor the overall scope and plan for the audit. Review, evaluate and approve the annual engagement proposal of the independent auditor.

(d) Lead Audit Partner Review, Evaluation and Rotation. Review and evaluate the lead partner of the independent auditor. Ensure that the lead audit partner having primary responsibility for the audit and the reviewing audit partner of the independent auditor are rotated at least every five years and that other audit partners (as defined by the SEC) are rotated at least every seven years.

(e) Pre-Approval of Audit and Non-Audit Services. Pre-approve all audit services and all non-audit services permitted to be performed by the independent auditor. The authority to pre-approve non-audit services may be delegated by the Committee to one or more of its members, but such member’s or members’ non-audit service approval decisions must be reported to the full Committee at the next regularly Committee scheduled meeting.

(f) Statement from Independent Auditor. At least annually, obtain and review a report from the independent auditor describing:

(i) the independent auditor’s internal quality-control procedures;

(ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; and

(iii) all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1 (to assess the independent auditor’ independence).

(g) Hiring Policies. Set clear hiring policies for employees and former employees of the independent auditor.

(h) Review Problems. Review with the independent auditor any audit problems or difficulties the independent auditor may have encountered in the course of its audit work, and management’s responses, including: (i) any restrictions on the scope of activities or access to requested information; and (ii) any significant disagreements with management.

3.2 Financial Reporting.

(a) Annual Financials. Review and discuss with management and the independent auditor the Company’s annual audited financial statements, (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), prior to the public release of such information. Discuss with the independent auditor the results of the annual audit, the matters required to be communicated by the independent auditor under professional standards and any other matters the Committee deems appropriate. Obtain from the independent auditor assurance that the audit was conducted in accordance with auditing standards generally accepted in the United States and applicable securities law. Recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

(b) Quarterly Financials. Review and discuss with management and the independent auditor the Company’s quarterly financial statements (including the Company disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the results of the independent auditor’ reviews of the quarterly financial statements, and other matters that the Committee deems material prior to the public release of such information.

(c) Accounting Principles. Review with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any material changes in the selection or application of the principles followed in prior years and prior quarters and any items required to be communicated by the independent auditor in accordance with AICPA Statement of Auditing Standards (“SAS”) 61.

(d) Judgments. Review reports prepared by management or by the independent auditor relating to significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements.

(e) Press Releases. Discuss earnings press releases with management (including the type and presentation of information to be included in earnings press releases), as well as financial information and earnings guidance provided to analysts and rating agencies.

(f) Regulatory and Accounting Developments. Review with management and the independent auditor the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

3.3 Risk Assessment and Risk Management. Discuss policies with respect to risk assessment and risk management periodically with the management, internal auditor, and independent auditor, and the Company’s plans or processes to monitor, control and minimize such risks and exposures.

3.4 Financial Reporting Processes

(a) Internal and External Controls. In consultation with the independent auditor and the Company’s financial and accounting personnel, review the integrity, adequacy and effectiveness of the Company’s control environment, and the adequacy and effectiveness of the Company’s accounting and financial controls, both internal and external, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

(b) Consider Changes. Review major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

(c) Reports from independent auditor. Obtain and review timely reports from the independent auditor regarding:

(i) all critical accounting policies and practices to be used by the Company;

(ii) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(iii) all other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

3.5 Legal and Regulatory Compliance

(a) SEC Report. Prepare the annual report included in the Company’s proxy statement as required by the proxy rules under the 1934 Act and applicable Canadian securities legislation.

(b) Reports from Others. Obtain such reports from management, auditor, the general counsel, tax advisors or any regulatory agency as the Committee deems necessary regarding regulatory compliance, transactions with affiliates, and other legal matters that may have a material effect on the Company’s financial statements and the consideration of those matters in preparing the financial statements.

(c) Code of Conduct; Waivers. Approve and monitor the Company’s compliance with a code of conduct or ethics as required by applicable law or exchange listing standards and covering the conduct and ethical behavior of directors, officers and employees, and approve in advance any amendments to it or waivers of it for directors, executive officers and senior financial officers.

(d) Complaints. Establish procedures for:

(i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and

(ii) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

3.6 Annual Evaluation of Committee. Annually evaluate the performance of the Committee.
      4.     Reports to Board; Meetings, Minutes.

4.1 Recommendations; Reports. Regularly report to the Board on the Committee’s activities, and its conclusions with respect to the independent auditor, and make appropriate recommendations to the Board.

4.2 Executive Sessions. The Committee shall meet (with such frequency as it determines) with each of the independent auditor, internal auditors (or other personnel responsible for the Company’s internal audit function) and management in separate executive sessions regularly to discuss any matters that the Committee or these groups believe should be discussed privately.

4.3 Other Meetings. Other meetings will be held with such frequency, and at such times, as the Chairperson, or a majority of the Committee determines, but the Committee shall meet at least quarterly. Special meetings of the Committee may be called by the Chairperson and will be called promptly upon the request of any two Committee members. Unless the Committee or the Board adopts other procedures, the provisions of the Company’s Articles applicable to meetings of Board committees will govern meetings of the Committee.

4.4 Minutes. Minutes of each meeting will be kept and executed copies delivered to the Company’s records and registered office, being the Vancouver office of Heenan Blaikie LLP.
      5.     Subcommittees. The Committee has the power to appoint and delegate matters to subcommittees, but no subcommittee will have any final decision-making authority on behalf of the Board or the Committee (except as permitted by Section 3.1(e) above).
      6.     Advisors and Counsel; Reliance; Investigations; Cooperation.

6.1 Retention of Advisors and Counsel. The Committee has the power, in its sole discretion, to obtain advice and assistance from, and to retain at the Company’s expense, such independent or outside legal counsel, accounting or other advisors and experts as it determines necessary or appropriate to carry out its duties, and in connection therewith to receive appropriate funding, determined by it, from the Company.

6.2 Administrative Expenses. The Committee may determine the level and cost of ordinary administrative expenses necessary or appropriate in carrying out its duties, with such costs to be borne by the Company.

6.3 Reliance Permitted. The Committee will act in reliance on management, the Company’s independent auditor, advisors and experts, as it deems necessary or appropriate.

6.4 Investigations. The Committee has the power, in its discretion, to conduct any investigation it deems necessary or appropriate to enable it to carry out its duties.

6.5 Required Participation of Employees. The Committee shall have unrestricted access to the Company’s employees, independent auditor, internal auditors, and internal and outside counsel, and may require any employee of the Company or representative of the Company’s outside counsel or independent auditor to attend meetings of the Committee or to meet with any members of the Committee or representative of the Committee’s counsel, advisors or experts.
      7.     Rules and Procedures. Except as expressly set forth in this Charter or the Company’s Articles or Corporate Governance Guidelines, or as otherwise provided by law or the rules of NYSE or TSX, the Committee shall establish its own rules and procedures.

v

PROXY
LIONS GATE ENTERTAINMENT CORP.
555 BROOKSBANK AVENUE
NORTH VANCOUVER, BRITISH COLUMBIA, V7J 3S5
THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY’S BOARD OF DIRECTORS
COMMON SHARES
The undersigned holder of Common Shares of Lions Gate Entertainment Corp. a British Columbia company (the “Company”), hereby appoints Michael Burns, Jon Feltheimer, James Keegan, and Wayne Levin and each of them, or in the place of the foregoing,                                                          (print name), as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse, all of the Common Shares of the Company that the undersigned is entitled to vote at the 2005 Annual Meeting of Shareholders of the Company, to be held at the Park Hyatt Toronto, Bedford Room, 4 Avenue Road, Toronto, Ontario M5R 2E8, on Tuesday, September 13, 2005, beginning at 10:00 a.m., local time, or at any adjournments or postponements thereof.
If the shareholder does not want to appoint the persons named in the instrument of proxy, he should strike out his name and insert in the blank space provided, the name of the person he wishes to act as his proxy. Such other person need not be a shareholder of the Company.
This form of proxy must be completed, dated and signed and returned by mail in the envelope provided for that purpose, or by fax to (416) 368-2502. To be effective proxies must be received by 1:00 p.m. (Eastern Daylight Time) on September 9, 2005 by CIBC Mellon Trust Company, Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario M5A 4K9.
(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL OF THE PROPOSALS.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHELD FOR ALL
1.	Election of Directors	☐	☐
The nominees proposed by the management of the Company are:

01 Norman Bacal	08 G. Scott Paterson
02 Michael Burns	09 Daryl Simm
03 Drew Craig	10 Hardwick Simmons
04 Arthur Evrensel	11 Brian V. Tobin
05 Jon Feltheimer
06 Morley Koffman
07 Harald Ludwig

Vote for the election of all the nominees listed above
(except those whose names the undersigned has deleted).

		FOR	AGAINST	ABSTAIN
2.	Proposal to reappoint Ernst & Young LLP as the independent registered accounting firm for the Company.	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company’s 2005 Annual Report to Shareholders.

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature	Signature	Date

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

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